EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS

FOURTH QUARTER RESULTS AND YEAR END RESULTS

MANKATO, Minnesota (August 29, 2003) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the fourth quarter and for the fiscal year ending June 30, 2003.

Northern Star Financial, Inc., the parent company of Northern Star Bank, reported a consolidated net loss of $232,374 in the fourth quarter and $232,816 for the fiscal year ended June 30, 2003 compared with a net loss of $519,090 in the fourth quarter and a net loss of $1,088,316 of fiscal year 2002.  The Company reports a basic loss per share of $(0.45) for the fourth quarter and $(0.47) per share during fiscal year ending June 30, 2003 compared with a basic loss per share of $(1.08) during the fourth quarter and a loss of $(2.27) per share during fiscal year ending June 30, 2002.

The Company’s total assets increased to $51.3 million at the fiscal year end June 30, 2003 up from $48.6 million for the fiscal year ending June 30, 2002.  Total deposits increased to $41.4 million at the fiscal year end June 30, 2003 up from $39.6 million at the fiscal year end June 30, 2002. Loan receivables net of allowance for loan losses increased by $5.02 million over the prior fiscal year end.

Thomas Stienessen, Chief Executive Officer of Northern Star Financial, Inc. indicated that the improvement in operations was due to the resolution of two of the three lawsuits that arouse out of the personal financial affairs of a former director.  Stienessen reported that the improvement in the Company’s performance was also attributable to improvements in the Bank’s net interest margin and that the Company was continuing to benefit from non-interest income associated with a hyperactive residential real estate lending market.

The Company commenced operations on January 25, 1999 as a bank holding company whose subsidiary provides financial services.  Northern Star Bank’s business is that of financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make secured and unsecured loans to business and professional concerns and mortgage loans secured by residential real estate and other consumer loans.

NORTHERN STAR FINANCIAL SUMMARY OF FINANCIAL DATA

The following table summarizes certain historical financial data of Northern Star Financial, Inc. and its subsidiary on a consolidated basis as of and for the three months and year ended June 30, 2003 and 2002.

	For the Three Months Ended June 30		As of and for the Year Ended June 30

	2003	2002	2003	2002
Statement of Income:
Interest income	$737,567	$668,579	$2,880,317	$2,742,800
Interest expense	311,192	400,898	1,428,314	1,807,000
Net interest income	426,375	267,681	1,452,003	935,800
Provision for loan losses	310,337	433,775	373,937	785,075
Other non-interest income	349,067	104,230	1,087,177	447,465
Non-interest expense	697,479	457,226	2,398,059	1,686,506
Income (loss) before income tax expense	(232,374)	(519,090)	(232,816)	(1,088,316)
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(232,374)	$(519,090)	$(232,816)	$(1,088,316)
Balance Sheet:
Assets			$51,252,662	$48,572,537
Allowance for loan losses			1,029,581	661,1760
Deposits			41,428,710	39,589,729
Shareholders’ equity			1,914,134	1,923,664

Per Share Data:
Net income (loss) - basic	$(0.45)	$(1.08)	$(0.47)	$(2.27)
Net income (loss) - diluted	$(0.45)	$(1.08)	$(0.47)	$(2.27)
Book value			3.68	4.01

Other Data
Average shares outstanding-basic	514,363	479,506	495,084	479,506
Average shares outstanding-diluted	514,363	479,506	495,084	479,506

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that Northern Star Financial, Inc. may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigations, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise